CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 48 to the Registration Statement (Form N-1A, No. 811-21108) of Pioneer Series Trust X, and to the incorporation by reference of our report, dated
May 30, 2019, on Pioneer Dynamic Credit Fund, Pioneer Fundamental Growth Fund, and Pioneer Multi-Asset Ultrashort Income Fund (three of the funds comprising the Pioneer Series Trust X) included in the Annual Reports to Shareholders for the fiscal year ended March 31, 2019.



		           /s/ Ernst & Young LLP



Boston, Massachusetts
July 24, 2019